Exhibit 99.1

Contacts:

Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
Alliance Data
214.494.3811
Shelley.whiddon@alliancedata.com

Alliance Data’s LoyaltyOne Business Announces Multi-year Renewal with Metro, Ontario’s Second-Largest Food Retailer

DALLAS, Texas (Oct. 4, 2011) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that its Canadian coalition loyalty business has signed a multi-year contract renewal with Metro Ontario Inc., a subsidiary of Metro Inc. (TSX: MRU.A) to continue as a sponsor in the AIR MILES® Reward Program. Under terms of the agreement, Metro will continue to issue reward miles to collectors across 152 Metro-branded supermarkets. With more than $11 billion (CDN) in annual sales, Metro Inc. is a leader in the food and pharmaceutical sectors in Québec and Ontario, where it operates a network of more than 600 supermarkets under several banners.

Metro has been a sponsor in the AIR MILES Reward Program since 2008, following its acquisition of A&P Canada Co, previously The Great Atlantic & Pacific Tea Company, which was a sponsor since 1998.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles.  AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada.  AIR MILES reward miles can be redeemed for more than 1,000 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

“Our relationship with Metro is a strategically important one, particularly with grocery being a high-frequency category and given the growing base of collectors and sponsors in Ontario, Canada’s largest populated province,” said Bryan Pearson, president of LoyaltyOne. “Our partnership provides Metro with valuable insight and with promotional channels to help it further enhance its customers’ shopping experiences and increase sales while strengthening its market position in an extremely competitive environment. An anchor sponsor, Metro’s continued participation in the program has generated significant reward mile issuance and cross–promotion opportunities for the program, other sponsors and our collectors.”

About LoyaltyOne™

LoyaltyOne is a global provider of loyalty strategy and programs, customer analytics and relationship marketing services. Its roster of clients includes leading businesses and brands in multiple sectors such as retail, banking, manufacturing, government, natural resources and utilities. LoyaltyOne businesses include Canada's AIR MILES Reward Program - North America's premier coalition loyalty program, COLLOQUY, Precima, LoyaltyOne Consulting and Direct Antidote. LoyaltyOne's industry-leading associates, practical experience and proven capabilities set the benchmark of thought leadership in the loyalty marketplace. Toronto-based LoyaltyOne is an Alliance Data company. For more information, visit www.loyalty.com.

About Alliance Data

Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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